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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): December 15, 2000


                         HOLMES MICROSYSTEMS, INC.
             (Exact Name of Registrant as Specified in Charter)


   TEXAS                             000-18257               91-1939829
(State or Other Jurisdiction       (Commission         (IRS Employer
 of Incorporation)                  File Number)        Identification No.)


57 West 200 South, Suite 310, Salt Lake City, Utah                  84101
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (801) 269-9500

Item 5.  Other Events

     Description of Securities

     The Company is authorized to issue 49,000,000 shares of common stock, par value $.001 per share. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidation rights. Outstanding shares of preferred stock, if any, have a preference over the common shares on the payment of any such dividends and with respect to liquidation proceeds. Holders of common shares are entitled to one vote at any meeting of the shareholders for each common share they own as of the record date fixed by the Board of Directors. At any meeting of shareholders, a majority of the outstanding common shares entitled to vote, represented in person or by proxy, constitutes a quorum. A vote of the majority of the common shares represented at a meeting will govern, even if this is substantially less than a majority of the common shares outstanding. Subject to the rights of the holders of outstanding preferred shares, if any, holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no pre-emptive or other subscription rights or privileges with respect to any common share. The common shares are not convertible into any other class of securities; outstanding preferred shares, if any, are convertible into common shares. The shares do not have cumulative voting rights, which means that the holders of more than fifty percent of the common shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors.
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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             HOLMES MICROSYSTEMS, INC.


                                              By /s/ Kip Eardley
                                                 --------------------------
Date: December 15, 2000                          Kip Eardley, President



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